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                                    EXHIBIT 11


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                                        EXHIBIT 11

                 STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                                 Period
                                            Three Months      July 1, 1997,
                                                Ended            Through
                                             December 31,      December 31,
                                                 1997             1997
                                              ---------        ---------

Earnings of the Company                       $ 101,464        $ 204,074
                                              =========        =========

Basic:

   Average shares outstanding                   610,710          609,250

   Earnings per share                         $     .17        $     .34